Exhibit 10.62

CONFORMED COPY

Dated 31 March 2008

MICRON TECHNOLOGY, INC.
as Guarantor

and

ABN AMRO BANK N.V., SINGAPORE BRANCH
acting as Security Trustee

GUARANTEE

ALLEN & GLEDHILL LLP ONE MARINA BOULEVARD #28-00 SINGAPORE 018989

  - i -

This Deed is issued on 31 March 2008 by:

(1)	MICRON TECHNOLOGY, INC., a corporation established under the laws of the State of Delaware, U.S.A (the “Guarantor”); in favour of

(2)	ABN AMRO BANK N.V., SINGAPORE BRANCH, as security trustee for and on behalf of the Beneficiaries (“Security Trustee”).

Whereas:

(A)
By a US$600,000,000 facility agreement (the Facility Agreement”) dated 31 March 2008 and made between (1) TECH Semiconductor Singapore Pte. Ltd., as borrower, (2) ABN AMRO Bank N.V., Citibank, N.A., Singapore Branch, Citigroup Global Markets Singapore Pte Ltd, DBS Bank Ltd and Oversea-Chinese Banking Corporation Limited, as original mandated lead arrangers, (3) Citicorp Investment Bank (Singapore) Limited (the “Facility Agent”), as facility agent, (4) the Security Trustee, as security trustee and (5) the financial institutions listed in Schedule 1 thereto (the “Banks”), as lenders, the Banks agreed to provide the Facility, as described therein, to refinance any outstanding amounts due to the Existing Lenders (as defined therein) under the Existing Credit Agreement (as defined therein) and/or (at any time after all outstanding amounts owing under the Existing Credit Agreement have been discharged) to finance capital expenditure and/or general working capital.

(B)	The Security Trustee has been authorised by the Beneficiaries to execute this Deed pursuant to the terms of the Trust Deed (as defined in the Facility Agreement) of even date herewith.

(C)	It is a condition to the availability of the Facility under the Facility Agreement that the Guarantor enters into this Deed.

(B)
The Guarantor has (after giving due consideration to the terms and conditions of the Finance Documents (as defined below) and satisfying itself that there are reasonable grounds for believing that the execution by it of this Deed will benefit it) decided in good faith and for the purposes of its business to issue this Deed.

It is agreed as follows:

1.	Interpretation

1.1	Words and expressions defined in the Facility Agreement shall, save as otherwise defined herein or unless the context otherwise requires, bear the same meaning in this Deed.

1.2	In this Deed:

“Beneficiaries” means the Facility Agent, the Banks and the Security Trustee and each party which executes an Accession Undertaking as a Bank pursuant to the terms of the Trust Deed, and “Beneficiary” shall mean any of them.

“Material Adverse Effect” means (a) an effect on the business, operations, property, condition (financial or otherwise) or prospects of the Guarantor which would reasonably be expected to have a material adverse effect on the ability of the Guarantor to perform its payment obligations under the Finance Documents to which it is party or (b) a material adverse effect on the validity or enforceability of the Finance Documents or the rights or remedies of any Finance Party under the Finance Documents.

“Micron Proportion” means:

(a)           at any time prior to 11 April 2010, 72.65 per cent.; and

(b)           at all times thereafter, 100 per cent.

“Non-extension Event” means any of the parties to the Shareholders’ Agreement has given (in accordance with Clause 26.5 of the Shareholders’ Agreement) any notice under Clause 14 of the Shareholders’ Agreement (as such Clause may be renumbered) or under any other analogous provisions of the Shareholder's Agreement, for the non-extension of the Term (as defined in the Shareholders’ Agreement).

“Secured Obligations” means all present and future, actual or contingent obligations of the Borrower owed or owing at any time to the Beneficiaries (or any of them) under or pursuant to the Finance Documents.

“U.S.A.” or “U.S.” means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

1.3	Save where the contrary is indicated, any reference in this Deed to:

1.3.1
“continuing”, in relation to a Non-extension Event, shall be construed such that where any notice is given (in accordance with Clause 26.5 of the Shareholders’ Agreement) by any party to the Shareholders’ Agreement resulting in that Non-extension Event, the Non-extension Event shall be deemed as continuing unless (i) such notice has been nullified and the Term (as defined in the Shareholders’ Agreement) has been extended to a date falling no earlier than 25 November 2013 or (ii) the Shareholders’ Agreement has been terminated in circumstances where the Guarantor has acquired all the shares in the Borrower;

1.3.2
this Deed or any other agreement or document shall be construed as a reference to this Deed or, as the case may be, such other agreement or document as the same may have been or may from time to time be amended, varied, novated or supplemented and shall include any document which is supplemental to, is expressed to be collateral with or is entered into pursuant to or in accordance with the terms of this Deed or, as the case may be, such other agreement or document;

1.3.3	a statute shall be construed as a reference to such statute as the same may have been, or may from time to time be, amended or re-enacted;

1.3.4	a time of day shall, unless otherwise specified, be construed as a reference to Singapore time;

1.3.5	a “Clause” or a “Schedule” is a reference to a clause hereof or schedule hereto; and

1.3.6	the singular shall include the plural and vice versa and reference to one gender shall include all genders.

1.4	Clause and Schedule headings are for ease of reference only.

1.5
Any reference in this Deed to the Borrower, the Guarantor, the Facility Agent, the Security Trustee or any Beneficiary shall be construed so as to include its respective successors and permitted Transferees and assigns in accordance with their respective interests.

1.6
A person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore (the “Contracts (Rights of Third Parties) Act”) to enforce or enjoy the benefit of any term of this Deed. For the avoidance of doubt, nothing in this Clause 1.6 shall affect any right or remedy of a Beneficiary or a third party that exists or is available (including, without limitation, rights of subrogation) apart from the Contracts (Rights of Third Parties) Act.

2.	Guarantee and Indemnity

2.1	Guarantee and Indemnity

The Guarantor irrevocably and unconditionally:

2.1.1
guarantees as primary obligor and not merely as surety to the Security Trustee, as security trustee for the benefit of the Beneficiaries, the punctual performance by the Borrower of all the Borrower's obligations under the Finance Documents to which the Borrower is a party;

2.1.2
undertakes with the Security Trustee, as security trustee for the benefit of the Beneficiaries, that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document to which the Borrower is a party, the Guarantor shall immediately on demand by the Security Trustee pay that amount; and

2.1.3
agrees with the Security Trustee, as security trustee for the benefit of the Beneficiaries, that if, for any reason, any amount claimed by the Security Trustee, as security trustee for the benefit of the Beneficiaries, under this Clause 2.1 is not recoverable on the basis of a guarantee, it will be liable to indemnify the Security Trustee, as security trustee for the benefit of the Beneficiaries, against any cost, loss or liability it incurs as a result of the Borrower not paying any amount when due under or in connection with any Finance Document to which the Borrower is a party. The amount payable by the Guarantor under this indemnity will, subject to Clause 2.3 (Limitation of Liability), not exceed the amount it would have had to pay under this Clause 2.1 if the amount claimed had been recoverable on the basis of a guarantee and shall be paid immediately on demand.

2.2	Continuing Guarantee

This Deed is a continuing guarantee and, subject to Clause 2.3 (Limitation of Liability), will extend to the ultimate balance of sums payable by the Borrower under the Finance Documents to which it is a party, regardless of any intermediate payment or discharge in whole or in part or any increase of the Commitments, and this guarantee constitutes a guarantee of payment and not of collection.

2.3	Limitation of Liability

Notwithstanding any provision to the contrary in this Deed:

2.3.1	the maximum liability of the Guarantor at any time under this Clause 2 shall not exceed the Micron Proportion of the amount of Secured Obligations at that time; and

2.3.2	the Security Trustee can only make a claim or demand under this Deed if a Non-extension Event is continuing.

2.4	Release of Guarantee

If:

2.4.1	on 11 October 2009, no Non-extension Event has occurred;

2.4.2	at any time on or prior to 11 October 2009, a Non-extension Event is not capable of occurring; or

2.4.3	on 11 October 2009, a Non-extension Event has occurred, at such point in time that Non-extension Event is no longer continuing,

the Security Trustee shall at the cost and request of the Guarantor, discharge and release the Guarantor from its obligations under this Deed (without prejudice to accrued obligations) provided that on or prior to such release and discharge by the Security Trustee, each of the Micron Security Documents and the Encumbrance created pursuant thereto has been released and discharged to the satisfaction of the Security Trustee.

2.5	Reinstatement

2.5.1	If as a result of insolvency or any similar event:

(i)	any payment by the Borrower is avoided, reduced or must be restored; or

(ii)
any discharge or arrangement (whether in respect of the obligations of the Borrower or any security for those obligations or otherwise) is made in whole or in part on the basis of any payment, security or other thing which is avoided, reduced or must be restored:

(A)	the liability of the Guarantor shall continue or be reinstated as if the payment, discharge or arrangement had not occurred; and

(B)	the Security Trustee shall be entitled to recover the value or amount of that payment or security from the Guarantor as if the payment, discharge or arrangement had not occurred.

2.5.2	For the avoidance of doubt, Clause 2.5.1 shall cease to apply after this Deed has been discharged and released in accordance with Clause 2.4 (Release of Guarantee).

2.6	Waiver of Defences

The obligations of the Guarantor under this Deed will not be affected by an act, omission, matter or thing which, but for this Clause 2.6, would reduce, release or prejudice any of its obligations under this Deed (without limitation and whether or not known to it or any Beneficiary) including:

2.6.1	any time, waiver or consent granted to, or composition with the Borrower, any Obligor or any other person;

2.6.2	the release of the Borrower, any Obligor or any other person under the terms of any composition or arrangement with any creditor of the Borrower, any Obligor or any other person;

2.6.3
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower, any Obligor or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

2.6.4
any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrower, any Obligor or any other person or the death, mental incapacity, insolvency or bankruptcy of the Borrower, any Obligor or any other person;

2.6.5
any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatsoever nature) or replacement of a Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

2.6.6	any unenforceability, illegality or invalidity of any obligation of the Borrower, any Obligor or any other person under any Finance Document or any other document or security;

2.6.7	any insolvency or similar proceedings;

2.6.8	this Deed or any other Finance Document not being executed by or binding against the Borrower, any Obligor or any other person.

2.6.9	claims or set-off rights that the Guarantor may have;

2.6.10	any law, regulation, decree or order of any jurisdiction or any event affecting any term of a guaranteed obligation; or

2.6.11	any other circumstance that might constitute a defence of the Borrower or the Guarantor.

2.7	Immediate Recourse

The Guarantor waives any right it may have of first requiring the Security Trustee or any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before the Security Trustee may claim from the Guarantor under this Deed. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

2.8	Appropriations

Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full, the Security Trustee and each other Finance Party (or any trustee or agent on its behalf) may:

2.8.1
refrain from applying or enforcing any other moneys, security or rights held or received by the Security Trustee or that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

2.8.2	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of its liability under this Deed.

2.9	Deferral of Rights

Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents to which it is party have been irrevocably paid in full and unless the Security Trustee otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under this Deed:

2.9.1	to be indemnified by the Borrower or any other Obligor;

2.9.2	to claim any contribution from any other guarantor of the Borrower or any other Obligor under the Finance Documents; and/or

2.9.3	to claim, rank, pursue or vote as creditor of the Borrower or its assets in competition with any Beneficiary or the Security Trustee or any other trustee or agent on its behalf; and/or

2.9.4
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Beneficiaries under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Beneficiaries.

2.10	Additional Security

The guarantee created under this Deed is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Beneficiary (or any trustee or agent on its behalf).

2.11	Acknowledgement

The Guarantor acknowledges that it will receive valuable direct or indirect benefits as a result of the transactions financed by or under the Finance Documents.

3.	Representations and Warranties

The Guarantor makes the representations and warranties set out in this Clause 3 to the Security Trustee, as security trustee for the benefit of the Beneficiaries, on the date of this Deed.

3.1	Status

It is a company duly incorporated and existing in good standing under the laws of the State of Delaware.

3.2	Power and Authority

It has the corporate power to enter into, perform and deliver, and has taken all necessary corporate action to authorise its entry into, performance and delivery of this Deed and the transactions contemplated by the Finance Documents to which it is a party.

3.3	Binding Obligations

Subject to the qualifications set out in the legal opinion of the Singapore counsel to the Finance Parties and the U.S. counsel to the Guarantor provided pursuant to Clause 2.3 (Conditions Precedent) of the Facility Agreement, the obligations expressed to be assumed by it under the Finance Documents to which it is a party are legal, valid, binding and enforceable against it.

3.4	Execution of this Deed

Its execution of the Finance Documents to which it is a party and the exercise of its rights and performance of its obligations under the Finance Documents to which it is a party do not:

3.4.1
conflict with any material agreement, mortgage, bond or other instrument or treaty to which it is a party or which is binding upon it or any of its assets to an extent or in a manner which could reasonably be expected to have a Material Adverse Effect;

3.4.2	conflict with its constitutional documents; or

3.4.3	conflict with any applicable law, regulation or official or judicial order which is binding upon it, save for conflicts which would not have a Material Adverse Effect.

3.5	No Material Proceedings

No action or administrative proceeding of or before any court or judicial order which would reasonably be expected to have a Material Adverse Effect has been started, save as disclosed in the Guarantor’s publicly filed quarterly or annual reports.

3.6	Consents

All governmental licenses and consents currently required to enable it to carry on its business remain in full force and effect except if the failure to obtain or maintain the same would not reasonably be expected to have a Material Adverse Effect.

3.7	No Winding-up

It has not taken any corporate action nor (to the best of its knowledge and belief) have any other steps been taken or legal proceedings been started or threatened against it for its winding-up, dissolution, administration or re-organisation or for the appointment of a receiver, administrator, judicial manager, conservator, custodian, trustee or similar officer of it or of any or all of its assets or revenues and no creditors' process described in Clause 19.9 (Execution or Distress) of the Facility Agreement (as if references thereto to the Borrower were references to the Guarantor), has been taken or, to the knowledge of the Guarantor, threatened in relation to the Guarantor, and none of the circumstances described in Clause 19.7 (Insolvency and Rescheduling) of the Facility Agreement (as if references thereto to the Borrower were references to the Guarantor) applies to the Guarantor.

3.8	No Material Defaults

It is not in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which would reasonably be expected to have a Material Adverse Effect.

3.9	No Material Adverse Change

Save as previously disclosed to the Security Trustee and the Banks prior to the date hereof, since 7 January 2008 (being the date of the most recent filing of the Guarantor’s quarterly report on Form 10-Q)), there has been no material adverse change in the business or financial condition of the Guarantor.

3.10	Validity and Admissibility in Evidence

Subject to Clause 3.12 (Filing and Stamp Taxes) and to the qualifications set out in the legal opinion of Singapore counsel to the Finance Parties and the legal opinion of U.S. counsel to the Guarantor to be provided pursuant to Clause 2.3 (Conditions Precedent) of the Facility Agreement, all acts, conditions and things required to be done, fulfilled and performed by any person (other than the Beneficiaries) in order (a) to enable it lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in the Finance Documents to which it is a party, (b) to ensure that the obligations expressed to be assumed by it in the Finance Documents to which it is a party are legal, valid, binding and enforceable and (c) to make the Finance Documents to which it is a party admissible in evidence in Singapore and its jurisdiction of incorporation have been done, fulfilled and performed.

3.11	Claims at least Pari Passu

Under the laws of its jurisdiction of incorporation in force at the date hereof, the claims of the Beneficiaries against it under the Finance Documents to which it is a party will rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors outstanding at any time save for:

3.11.1	indebtedness arising out of the normal course of trading which is subject to rights of set-off which arise in each case by operation of law; and

3.11.2	indebtedness preferred solely by laws of general application.

3.12	Filing and Stamp Taxes

Under the laws of its jurisdiction of incorporation in force at the date hereof, it is not necessary that the Finance Documents to which it is a party be filed, recorded or enrolled with any court or other authority in such jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents.

3.13	No Immunity

In any proceedings taken in its jurisdiction of incorporation in relation to any of the Finance Documents to which it is party, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

3.14	Private and Commercial Acts

Its execution of each of the Finance Documents to which it is a party constitutes, and its exercise of its rights and performance of its obligations thereunder will constitute private and commercial acts done and performed for private and commercial purposes.

3.15	Ownership of the Borrower

It directly or indirectly owns not less than 51 per cent. of the issued capital of the Borrower.

3.16	Payments of Taxes

All tax returns and reports of the Guarantor required to be filed by it have been duly filed and all taxes, assessments, fees, central provident fund contributions and other governmental charges upon it and its properties, assets and income which are shown on such returns as due and payable have been paid when due and payable (all grace periods as permitted by the relevant authorities having been taken into account) except where non-filing or non-payment could not reasonably be expected to have a Material Adverse Effect or is due to a bona fide dispute which is contested in good faith and in respect of which appropriate reserves have been made.

3.17	Governing Law and Enforcement

Subject to any general principals of law limiting the obligations of the Guarantor which are specifically referred to in any legal opinion delivered pursuant to Clause 2.3 (Conditions Precedent) of the Facility Agreement:

3.17.1	the choice of Singapore law as the governing law of this Deed will be recognised and enforced in its jurisdiction of incorporation; and

3.17.2	any judgment obtained in Singapore in relation to this Deed will be recognised and enforced in its jurisdiction of incorporation.

3.18	Repetition

Each of the representations and warranties in Clauses 3.1 (Status) to 3.6 (Consents) of this Deed shall be deemed to be repeated by the Guarantor by reference to the facts and circumstances then existing on each day on which any amount is outstanding under the Finance Documents or any Commitment is in force.

4.	Information Undertakings

Subject to Clause 2.3 (Limitation of liability) and Clause 2.4 (Release of Guarantee), the undertakings in this Clause 4 remain in force from the date of this Deed for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

4.1	Non-extension Event

4.1.1
The Guarantor shall notify the Security Trustee of the occurrence of a Non-extension Event no later than two Business Days of becoming aware of its occurrence and furnish the Security Trustee with such information about the circumstances of any Non-extension Event as the Security Trustee may from time to time reasonably require.

4.1.2	The Guarantor shall notify the Security Agent of any Non-extension Event that ceases to be continuing.

4.2	Other information

The Guarantor shall from time to time on the request of the Security Trustee furnish the Security Trustee with such information about its business and financial condition as the Security Trustee may reasonably require.

5.	General Undertakings

Subject to Clause 2.3 (Limitation of liability) and Clause 2.4 (Release of Guarantee), the undertakings in this Clause 5 remain in force from the date of this Deed for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

5.1	Maintenance of Legal Validity

The Guarantor shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws of Singapore and the jurisdiction of its incorporation to enable it lawfully to enter into and perform its obligations under the Finance Documents to which it is party and to ensure the legality, validity, enforceability (subject to the qualifications set out in the legal opinion of the Singapore counsel to the Finance Parties and U.S. counsel to the Guarantor provided pursuant to Clause 2.3 (Conditions Precedent) of the Facility Agreement) or admissibility in evidence in Singapore of the Finance Documents to which it is party other than authorisations, licences, approvals and consents, in relation to which the failure to comply with or obtain the same would not reasonably be expected to have a Material Adverse Effect.

5.2	Notification of Events of Default

The Guarantor shall promptly inform the Security Trustee of the occurrence of any Event of Default or Potential Event of Default relating to it and, upon receipt of a written request to that effect from the Security Trustee, confirm to the Security Trustee that, save as previously notified to the Security Trustee or as notified in such confirmation, no such Event of Default or Potential Event of Default has occurred.

5.3	Claims Pari Passu

The Guarantor shall ensure that at all times the claims of the Beneficiaries against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save for:

5.3.1
indebtedness arising out of the normal course of trading which is subject to rights of set-off which arise in each case by operation of law provided that where the aggregate amount of any such rights is material it shall take all reasonable steps to have the same discharged or released as soon as practicable to such an extent as to render the same not material; and

5.3.2	indebtedness preferred solely by laws of general application.

5.4	Merger

It shall not enter into any merger which would result in it not being the surviving entity or which would reasonably be expected to have a Material Adverse Effect, save for:

5.4.1	any merger which has commenced as at the date of this Deed (and which has been disclosed to the Security Trustee); and

5.4.2
any merger whereby all the assets and obligations (including obligations under this Deed) of the Guarantor immediately prior to such merger are transferred to the surviving entity whose shares (or equivalent ownership interests) are owned by the shareholders of the Guarantor immediately prior to such merger.

5.5	Change of Business

It shall ensure that, unless it obtains the prior consent in writing from the Security Trustee, no substantial change is made to the general nature of its business of manufacturing semiconductor products, or the business of itself from that carried on at the date of this Deed.

5.6	Filings

The Guarantor will inform the Security Trustee of each filing of its quarterly or annual reports made by it, within three Business Days of each such filing.

6.	Interest

6.1	Default Interest

If any sum due and payable by the Guarantor hereunder is not paid on the due date therefor, or if any sum due and payable by the Guarantor under any judgment of any court in connection herewith is not paid on the date of such judgment, the period beginning on such due date or, as the case may be, the date of such judgment and ending on the date upon which the obligation of the Guarantor to pay such sum is discharged shall be divided into successive periods, each of which (other than the first) shall start on the last day of the preceding such period and the duration of each of which shall (except as otherwise provided in this Clause 6) be selected by the Security Trustee and shall be of six months or less.

6.2	Default Interest

An Unpaid Sum shall bear interest during each Interest Period in respect thereof at the rate per annum which is one point two five per cent. (1.25 per cent.) per annum above the percentage rate which would apply if such Unpaid Sum had been an Advance in the amount and currency of such Unpaid Sum and for the same Interest Period.

6.3	Payment of Default Interest

Any interest which shall have accrued under Clause 6.2 (Default Interest) in respect of an Unpaid Sum shall be due and payable and shall be paid by the Guarantor on the last day of each Interest Period in respect thereof or on such other dates as the Security Trustee may specify by notice to the Guarantor.

7.	Tax Gross-up and Indemnities

7.1	Tax Gross-up

All payments to be made by the Guarantor to any Beneficiary under the Finance Documents shall be made free and clear of and without deduction for or on account of tax imposed in or required by its jurisdiction of incorporation unless the Guarantor is required to make such a payment subject to the deduction or withholding of such tax, in which case the sum payable by the Guarantor (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that such Beneficiary receives a sum net of any deduction or withholding equal to the sum which it would have received had no such deduction or withholding been made or required to be made.

7.2	Tax Indemnity

Without prejudice to Clause 7.1 (Tax Gross-up), if any Beneficiary is required to make any payment of or on account of tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for purposes of tax to be received or receivable by such Beneficiary whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Guarantor shall, within five Business Days of demand of the Security Trustee, promptly indemnify the Beneficiary which suffers a loss or liability as a result against such payment or liability, together with any interest, costs and expenses payable or incurred in connection therewith, provided that this Clause 7.2 shall not apply to:

7.2.1
any tax imposed on and calculated by reference to the net income actually received or receivable by such Beneficiary (but, for the avoidance of doubt, not including any sum deemed for purposes of tax to be received or receivable by such Beneficiary but not actually receivable) by the jurisdiction in which such Beneficiary is incorporated; or

7.2.2
any tax imposed on and calculated by reference to the net income of the Facility Office of such Beneficiary actually received or receivable by such Beneficiary (but, for the avoidance of doubt, not including any sum deemed for purposes of tax to be received or receivable by such Beneficiary but not actually receivable) by the jurisdiction in which its Facility Office is located.

7.3	Claims by Banks

A Bank intending to make a claim pursuant to Clause 7.2 (Tax Indemnity) shall notify the Security Trustee of the event giving rise to the claim, whereupon the Security Trustee shall notify the Guarantor thereof and if the Security Trustee and/or the Guarantor, within five Business Days of their receipt of such notification, notify such Bank requiring it to do so, such Bank shall provide a certificate of a responsible officer to such effect together with either (a) a legal opinion (which may be provided by its internal counsel) or (b) an opinion of external auditors, supporting such claim (and the reasonable costs of obtaining an opinion from any external counsel or auditors shall be paid by the Guarantor on demand), whereupon the Security Trustee shall promptly provide the Guarantor with a copy of such certificate and opinion, if required, provided that nothing herein shall require such Bank to disclose any confidential information relating to the organisation of its affairs.

7.4	GST

The Guarantor shall also pay to each relevant Beneficiary, within five Business Days of demand, in addition to any amount payable by the Beneficiary to that relevant Beneficiary under a Finance Document, any GST payable in respect of that amount (and references in that Finance Document to that amount shall be deemed to include any such GST payable in addition to it).

8.	Tax Receipts

8.1	Notification of Requirement to Deduct Tax

If, at any time, the Guarantor is required by law to make any deduction or withholding from any sum payable by it under the Finance Documents (or if thereafter there is any change in the rates at which or the manner in which such deductions or withholdings are calculated), the Guarantor shall promptly notify the Security Trustee. Similarly, a Bank shall notify the Security Trustee on becoming so aware in respect of a payment payable to that Bank. If the Security Trustee receives such notification from a Bank, it shall notify the Borrower.

8.2	Evidence of Payment of Tax

If the Guarantor makes any payment under the Finance Documents in respect of which it is required to make any deduction or withholding, it shall pay the full amount required to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Security Trustee for each Bank, within 30 days after it has made such payment to the applicable authority, an original receipt (or a certified copy thereof) issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld in respect of that Bank’s share of such payment.

8.3	Tax Credit Payment

If the Guarantor makes a payment under Clause 7 (Taxes) for the account of any person and such person determines in its reasonable business judgment that it has received or been granted a credit against or relief or remission for, or repayment of, any tax paid or payable by it in respect of or calculated with reference to such payment or the deduction or withholding giving rise thereto, such person shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, within 10 Business Days of such determination, pay to the Guarantor such amount as such person shall, in its reasonable business judgment, have determined to be attributable to such payment, deduction or withholding.  Any payment made by a person under this Clause 8.3 shall be prima facie evidence of the amount due to the Guarantor under this Clause 8.3 and, absent manifest error, shall be accepted by the Guarantor in full and final settlement of its rights of reimbursement under this Clause 8.3.  Nothing herein contained shall interfere with the rights of a person to arrange its tax affairs in whatever manner it thinks fit and, in particular, no person shall be under any obligation to claim credit, relief, remission or repayment from or against its corporate profits or similar tax liability in respect of the amount of such payment, deduction or withholding in priority to any other claims, reliefs, remissions, credit or deductions available to it, nor oblige any person to disclose any information relating to its tax affairs or any computation in respect thereof.

8.4	Certification

Notwithstanding anything to the contrary, the Guarantor shall not be required under Clause 7.1 (Tax Gross-up) to increase any sum payable by the Guarantor to any Finance Party hereunder, or under Clause 7.2 (Tax Indemnity) to indemnify any Beneficiary against such payments and liabilities as are referred to therein, to the extent such person, any other person on such person's behalf or the Security Trustee has failed to comply with any certification, identification or other similar requirement under applicable law or regulation necessary to establish entitlement to exemption from or reduction of any relevant deduction, withholding, payment or liability.

8.5	Tax Shelter

Notwithstanding any other provisions of this Deed, the Guarantor hereby agrees that any Finance Party (and each employee, representative or other agent of any Finance Party) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to any Finance Party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which non-disclosure is reasonably necessary in order to comply with applicable securities law.

9.	Payments

9.1	Payments to the Security Trustee

On each date on which this Deed requires an amount to be paid by the Guarantor, the Guarantor shall make the same available to the Security Trustee for value on the due date at such time and in such funds and to such account with such bank as the Security Trustee shall specify from time to time.

9.2	No Set-off

All payments required to be made by the Guarantor hereunder shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

9.3	Order of Distribution

If the Security Trustee receives a payment that is insufficient to discharge all the amounts then due and payable by the Guarantor under this Deed, the Security Trustee shall apply that payment towards the obligations of the Guarantor under this Deed in the following order:

9.3.1	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent or the Security Trustee under this Deed;

9.3.2	secondly, in or towards payment of any accrued interest due but unpaid under this Deed; and

9.3.3	thirdly, in or towards payment to the Facility Agent to be applied in the manner and order set out in Clause 25.5 (Partial Payments) of the Facility Agreement.

9.4	Variation of Order of Distributions

The order of payments set out in Clause 9.3 (Order of Distribution) shall override any appropriation made by the Guarantor but the order set out in sub-clauses 9.3.2 and 9.3.3 of Clause 9.3 (Order of Distributions) may be varied if agreed by all the Banks.

10.	Indemnities

10.1	Currency Indemnity

10.1.1
If any sum due from the Guarantor under this Deed (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against the Guarantor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Guarantor shall as an independent obligation, within three Business Days of demand, indemnify each Beneficiary to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

10.1.2	The Guarantor waives any right it may have in any jurisdiction to pay any amount under this Deed in a currency or currency unit other than that in which it is expressed to be payable.

10.2	Other indemnities

10.2.1
The Guarantor shall, within three Business Days of demand, indemnify the Security Trustee and its Affiliates, officers and employees (to the extent not caused by the Security Trustee or such Affiliate’s, officer’s or employee’s gross negligence or wilful misconduct) against any cost, loss, expense or liability incurred by it or them in the execution or performance of the terms and conditions of this Deed and against all actions, proceedings, claims, demands, costs, charges and expenses which may be incurred, sustained or arise in respect of the non-performance or non-observance of any of the undertakings and agreements of the Guarantor in this Deed.

10.2.2
The Security Trustee may retain, out of any money in the Security Trustee’s hands, all sums necessary to effect the indemnities contained in this Clause 10 and all sums payable by the Guarantor under this Clause shall form part of the monies secured by this Deed.

10.3	Indemnities Separate

Each indemnity in this Deed shall:

10.3.1	constitute a separate and independent obligation from the other obligations in any other Finance Document;

10.3.2	give rise to a separate and independent cause of action;

10.3.3	apply irrespective of any indulgence granted by any Beneficiary;

10.3.4	continue in full force and effect despite any judgement, order, claim or proof for a liquidated amount in respect of any sum due under any Finance Document or any other judgement or order; and

10.3.5	apply whether or not any claim under it relates to any matter disclosed by the Guarantor or otherwise known to any Beneficiary.

11.	Set-Off

The Guarantor authorises each Bank to apply any credit balance to which the Guarantor is entitled on any account of the Guarantor with such Bank in satisfaction of any sum due and payable from the Guarantor to such Bank under the Finance Documents but unpaid.  For this purpose, each Bank is authorised to purchase with the moneys standing to the credit of any such account such other currencies as may be necessary to effect such application.

12.	Expenses And Stamp Duty

12.1	Initial expenses

To the extent not paid by the Borrower, the Guarantor shall pay on demand, all costs and expenses (including legal fees on a full indemnity basis and all Taxes payable thereon) reasonably incurred by the Security Trustee in connection with the preparation, negotiation, entry into of this Deed and/or any amendment of, supplement to or waiver or consent in respect of this Deed.

12.2	Amendment costs

If the Guarantor requests an amendment, waiver or consent in relation to this Deed, to the extent not paid by the Borrower, the Guarantor shall, within five Business Days of demand, reimburse the Security Trustee for the amount of all costs and expenses (including legal fees) reasonably incurred by the Security Trustee in responding to, evaluating, negotiating or complying with that request.

12.3	Enforcement Expenses

To the extent not paid by the Borrower, the Guarantor shall pay on demand, all costs and expenses (including legal fees on a full indemnity basis and all Taxes payable thereon) incurred by any Beneficiary in the administration of, or by the Security Trustee in protecting or enforcing (or attempting to protect or enforce) any rights under this Deed (including any consideration by the Security Trustee as to whether to realise or enforce the same, and/or any such amendment, waiver or release).

12.4	Stamp Duty

The Guarantor shall promptly, and in any event before any interest or penalty becomes payable, pay any stamp, documentary, registration or similar Tax payable in connection with the entry into, registration, performance, enforcement or admissibility in evidence of this Deed and/or any such amendment, supplement or waiver, and shall indemnify the Security Trustee against any liability with respect to or resulting from any delay in paying or omission to pay any such Tax.

12.5	Other Expenses

The Guarantor shall also, from time to time on demand of the Security Trustee, reimburse it for the amount of all costs and expenses (including legal fees) reasonably incurred by the Security Trustee in responding to, evaluating, negotiating or complying with any request for any amendment, supplement, waiver or consent, or the protection or enforcement or attempted protection or enforcement of any right under this Deed and/or any such amendment, supplement, waiver or consent.

13.	Evidence

13.1	Prima Facie Evidence

In any legal action or proceeding arising out of or in connection with this Deed, the entries made in the accounts maintained by each Beneficiary in accordance with its usual practice shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the specified obligations of the Guarantor.

13.2	Certificates of Banks

A certificate of a Bank as to (a) the amount by which a sum payable to it hereunder is to be increased under Clause 7.1 (Tax Gross-up), (b) the amount for the time being required to indemnify it against any such cost, payment or liability as is mentioned in Clause 7.2 (Tax Indemnity), or (c) the amount of any credit, relief, remission or repayment as is mentioned in Clause 8.3 (Tax Credit Payment) shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the specified obligations of the Guarantor.

14.	Transfer

14.1	Binding Agreement

This Deed shall be binding upon and enure to the benefit of each party hereto and its or any subsequent successors.

14.2	No Assignments by the Guarantor

The Guarantor shall not be entitled to assign or transfer all or any of its rights, benefits and obligations under this Deed.

14.3	Security Trustee

14.3.1
The Security Trustee shall have a full and unfettered right to assign or transfer at its own cost and expense the whole or any part of the benefit of and/or its obligations under this Deed to any other financial institution which is to replace the Security Trustee pursuant to Clause 9 of the Trust Deed provided that if such transfer or assignment would have the effect, with reference to the facts and circumstances existing and known to the parties at the time of such transfer or assignment, of imposing on the Guarantor any cost or liability or contingent liability other than that which would otherwise be payable or incurred by the Guarantor had no such transfer or assignment occurred, then the Guarantor shall not be liable for such additional cost or liability, and any assignee or transferee shall be entitled to enforce and proceed upon this Deed in the same manner as if named herein.

14.3.2	In the event of the Security Trustee exercising its right of assignment or transfer under Clause 14.3.1 above, it shall, within a reasonable period of so doing, notify the Guarantor in writing.

14.4	Disclosure of Information

Each Beneficiary shall treat and ensure that its respective officers, employees and agents shall treat and hold as strictly confidential all information disclosed in relation to the Finance Documents and the transactions contemplated thereby and not disclose any, all, or part of such information to, or discuss the same with, any third party, or make use of any, all or part of the information for other purposes except that any Beneficiary may disclose to any person:

14.4.1	to whom such Beneficiary assigns or transfers (or may potentially assign or transfer) all or any of its rights, benefits and obligations under the Finance Documents;

14.4.2
with whom such Beneficiary enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents, the Borrower or the Guarantor;

14.4.3	being an auditor employed in the normal course of its business;

14.4.4	being its agent, contractor, third party service provider or professional adviser;

14.4.5	being a rating agency or insurer, insurance broker or direct or indirect provider of credit protection;

14.4.6	being its holding company, head office or regional office, any branch or subsidiary; or

14.4.7	to whom information may be required to be disclosed by any applicable law,

such information about the Borrower, the Guarantor and the Finance Documents as such Beneficiary shall consider appropriate, provided that if such disclosure is pursuant to sub-clauses 14.4.1 or 14.4.2 above, the person to whom it is proposed such information be given shall have first entered into a Confidentiality Undertaking and if such disclosure is pursuant to sub-clause 14.4.4, the person to whom it is proposed such information be given shall, except in the case of professional advisers, have a subsisting confidentiality agreement between such person and the relevant Finance Party obliging that person to keep confidential all such information disclosed, and any such disclosure by a Finance Party shall be subject to any duty of confidentiality imposed on it by applicable laws and regulations. This Clause 14.4 is not and shall not be deemed to constitute an express or implied agreement by the Finance Parties with the Guarantor for a higher degree of confidentiality than that prescribed in Section 47 of the Banking Act, Chapter 19 of Singapore (the “Banking Act”) and in the Third Schedule to the Banking Act.

15.	Remedies and Waivers, Partial Invalidity

15.1	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Beneficiary, any right or remedy under the Finance Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

15.2	Partial Invalidity

If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any applicable jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other applicable jurisdiction shall in any way be affected or impaired thereby.

16.	Amendments and Waivers

Any term of this Deed may be amended or waived only if the Security Trustee and the Guarantor so agree in writing and any such amendment or waiver will be binding on all parties.

17.	Notices

17.1	Communications in Writing

Each communication to be made under the Finance Documents shall be made in writing and, unless otherwise stated, shall be made by fax or letter.

17.2	Addresses

Any communication or document to be made or delivered pursuant to the Finance Documents shall (unless the recipient of such communication or document has, by fifteen days’ written notice to the Security Trustee, specified another address or fax number) be made or delivered to the address or fax number identified with its name below and marked for the attention of the person (if any) from time to time designated by the relevant party hereto for the purposes of this Deed.

17.3	Delivery

Any communication or document to be made or delivered by one person to another pursuant to the Finance Documents shall:

17.3.1	if by way of fax, be deemed to have been received when transmission has been completed; and

17.3.2
if by way of letter, be deemed to have been delivered when left at the relevant address or, as the case may be, 10 days after being deposited in the post postage prepaid in an envelope addressed to it at such address, provided that any communication or document to be made or delivered to the Security Trustee shall be effective only when received by its agency division and then only if the same is expressly marked for the attention of the department or officer identified with the Security Trustee’s signature below (or such other department or officer as the Security Trustee shall from time to time specify for this purpose).

17.4	English Language

Each communication and document made or delivered by one party to another pursuant to this Deed shall be in the English language or accompanied by a translation thereof into English certified (by an officer of the person making or delivering the same) as being a true and accurate translation thereof.

18.	Nature of Obligations

Subject to Clause 2.3 (Limitation of Liability) and Clause 2.4 (Release of Guarantee), the obligations of the Guarantor under or in respect of Clauses 8, 10, 11 and 12 shall continue even after all amounts payable under the Finance Documents have been repaid or prepaid.

19.	Counterparts

This Deed may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

20.	Governing Law

This Deed is governed by Singapore law.

21.	Jurisdiction

21.1	Singapore Courts

The courts of Singapore have jurisdiction to settle any dispute (a “Dispute”) arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Deed or the consequences of its nullity).

21.2	Convenient Forum

The Guarantor waives any objection it might now or hereafter have to the courts referred to in Clause 21.1 (Singapore Courts) being nominated to settle Disputes and accordingly, agrees that they will not argue to the contrary.

21.3	Non-exclusive Jurisdiction

The submission to the jurisdiction of the courts referred to in Clause 21.1 shall not (and shall not be construed so as to) limit the right of each of the Beneficiaries to take proceedings against the Guarantor or, the Guarantor to take proceedings against the Beneficiaries or any one or more of them or any other party, in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

21.4	Service of Process

21.4.1
The Guarantor irrevocably appoints Micron Semiconductor Asia Pte. Ltd. (with its address at 990 Bendemeer Road, Singapore 339942, fax no. +65 6290 3690, attention: Managing Director) to receive, for it and on its behalf, service of process in any Disputes in Singapore. Such service shall be deemed completed on delivery to the relevant process agent (whether or not it is forwarded to and received by the

Guarantor). If for any reason a process agent ceases to be able to act as such or no longer has an address in Singapore, the Guarantor irrevocably agrees to appoint a substitute process agent acceptable to the Security Trustee, and to deliver to the Security Trustee a copy of the new process agent's acceptance of that appointment, within 30 days.

21.4.2
The Guarantor irrevocably consents to any process in any Disputes anywhere being served by mailing a copy by registered post to it in accordance with Clause 17 (Notices).  Such service shall become effective 30 days after mailing.

21.4.3	Nothing shall affect the right to serve process in any other manner permitted by law.

In witness whereof the parties hereto have executed and delivered this Deed, under seal, as of the day and year first above written.

The Guarantor

THE COMMON SEAL of

MICRON TECHNOLOGY, INC.                                                                                               COMMON SEAL AFFIXED

was hereunto affixed in the presence of :

SGD NORMAN L. SCHLACHTER

Authorised Officer

Name: Norman L. Schlachter

Address:               Micron Semiconductor Asia Pte. Ltd.

990 Bendemeer Road

Singapore 339442

Fax No:                  +65 6290 3690

Attention:             Managing Director

cc:                           Micron Technology, Inc.

8000 South Federal Way

Boise, Idaho 83716-9632

U.S.A.

Attention: General Counsel

The Security Trustee

SIGNED

by                                                                                          SGD KAREN HENG (MANAGER)

for and on behalf of                                                                                       SGD IRENE NG (ASSISTANT MANAGER)

ABN AMRO BANK N.V., SINGAPORE BRANCH

in the presence of :

Address:               One Raffles Quay

South Tower, Level 26

Singapore 048583

Fax No:                  +65 6518 6035 / 6012

Attention:             Yong Peck Yuen / Irene Ng

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